Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough VP Finance & Investor Relations (858) 314-5824 Debra P. Crawford Chief Financial Officer (858) 314-5708	Lippert/Heilshorn & Associates, Inc. Jody Cain (jcain@lhai.com) Eleanor Tang (etang@lhai.com) (310) 691-7100
For Immediate Release
SANTARUS REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS
Third quarter revenues up 105% versus third quarter 2006;
Outlook for estimated 2007 net loss reduced
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (November 1, 2007) - Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today reported financial and operating results for the quarter ended September 30, 2007. The company also announced that it has lowered its net loss guidance for 2007, now estimated at or below $55 million. Key financial results for the third quarter of 2007 included:
•	Total revenues of $26.5 million, growing 105% compared with $12.9 million in the prior year period

•	Net product sales of $19.5 million, reflecting growth of 61% compared with $12.2 million in the prior year period

•	Net loss of $6.9 million, or $0.13 per share, a reduction of 44% compared with a net loss of $12.4 million, or $0.26 per share, in the prior year period
“During the third quarter, we grew revenues and managed expenses, with the ZEGERID® brand prescription growth rate continuing to outperform that of the competitive delayed-release products in the branded proton pump inhibitor (PPI) market,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We also continued our progress with diversifying potential sources of future revenue by adding two co-promoted products to our portfolio.”
Business Highlights
Key third quarter accomplishments and recent highlights include:
•	Grew ZEGERID brand total prescriptions to approximately 230,000 in the third quarter of 2007, a 99% increase versus total prescriptions in the third quarter of 2006. Also increased total ZEGERID (omeprazole/sodium bicarbonate) Capsules prescriptions in the third quarter by 152% over the third quarter of 2006.

•	Received a $5 million milestone in August relating to progress on clinical product development strategy under the company’s over-the-counter (OTC) license agreement with Schering-Plough HealthCare Products, Inc.

•	Began sales promotion of Naprelan® (naproxen sodium) Controlled Release Tablets prescription pharmaceutical products in August in the second sales position to targeted primary care physicians.

•	Signed a one-year co-promotion agreement in August relating to the Fleet® Phospho-soda® EZ-Prep™ Bowel Cleansing System, and began sales promotion activities in the second sales position to gastroenterologists and their medical professional staff in the fourth quarter of 2007.

•	Commenced a lawsuit against Par Pharmaceutical, Inc. in September for infringement of the patents listed in the Orange Book for ZEGERID Capsules relating to an Abbreviated New Drug Application (ANDA) filing and associated Paragraph IV certification made by Par.

•	Ranked number 300 on Deloitte’s 2007 Technology Fast 500, a ranking of the 500 fastest growing technology, media, telecommunications and life sciences companies in North America. Rankings are based on percentage of fiscal year revenue growth over five years, from 2002 to 2006. Santarus grew 516% during this period. Santarus also ranked 13th on the 2007 San Diego Technology Fast 50, which is a ranking of the 50 fastest growing technology firms in San Diego.
Third Quarter 2007 Financial Results
Total revenues for the third quarter of 2007 were $26.5 million, including a $5 million milestone payment from Schering-Plough, compared with $12.9 million in total revenues for the third quarter of 2006. Net product sales were $19.5 million in the third quarter of 2007, compared with net product sales of $12.2 million in the third quarter of 2006.
Santarus reported a net loss of $6.9 million, or $0.13 per share, for the third quarter of 2007, compared with a net loss of $12.4 million, or $0.26 per share, for the third quarter of 2006.
The cost of sales was $1.8 million for the third quarter of 2007 and $1.1 million for the third quarter of 2006, which approximated 9% of net product sales in each period.
Santarus reported license fees and royalties of $2.7 million in the third quarter of 2007 and $1.7 million in the third quarter of 2006, both of which consisted of royalties payable to the University of Missouri and to Otsuka America Pharmaceutical, Inc. based on net sales of ZEGERID products.
Selling, general and administrative expenses were $27.8 million for the quarter ended September 30, 2007 and $21.3 million for the quarter ended September 30, 2006. The increase in selling, general and administrative expenses was primarily attributable to costs associated with the company’s sales force expansion in early 2007 and increases in advertising and promotional activities.
For the nine months ended September 30, 2007, the company reported total revenues of $66.1 million, consisting of $55.3 million in net product sales and $10.8 million in contract revenue. This compares with total revenues of $28.8 million for the first nine months of 2006, consisting of $26.6 million in net product sales and $2.2 million in contract revenue.
Santarus reported a net loss of $36.3 million, or $0.71 per share, for the nine months ended September 30, 2007, compared with a net loss of $49.0 million, or $1.06 per share, for the nine months ended September 30, 2006.
As of September 30, 2007, Santarus had cash, cash equivalents and short-term investments of $48.6 million, compared with $75.5 million as of December 31, 2006. The decrease of $26.9 million resulted primarily from the company’s net loss for the nine months ended September 30, 2007, adjusted for non-cash expenses and changes in operating assets and liabilities.

Financial Outlook for 2007 and 2008
Santarus affirmed that it expects to report total revenues of $90 million to $95 million in 2007, representing 83% to 93% growth over 2006 total revenues. The company today announced that it has lowered its net loss guidance for 2007, now estimated at or below $55 million. This reduced net loss estimate includes additional estimated stock-based compensation expense in the fourth quarter of 2007 associated with planned equity compensation programs for employees below the vice president level, including approximately $5.5 million related to acceleration of vesting of stock options priced at or above $5.00 per share. Santarus had previously expected to report a net loss in 2007 of $55 million to $60 million.
Santarus also affirmed that it expects to achieve breakeven in the second half of 2008, including contributions from existing contract revenue sources, the components of which may include milestone or other payments.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, November 1, 2007. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 19626342. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com, and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company’s current marketing efforts are primarily focused on ZEGERID Capsules and Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed PPI. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding projected total revenues, timing of breakeven and other financial performance, the potential to grow ZEGERID brand product sales, and the results of co-promoting Naprelan Controlled Release Tablets and the Fleet Phospho-soda EZ-Prep system. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to increase market demand for, and sales of, its ZEGERID products and any other products that it or its strategic partners market; the scope and validity of patent protection for Santarus’ products, including the outcome and duration of its patent infringement lawsuit against Par, and Santarus’ and its strategic partners’ ability to commercialize products without infringing the patent rights of others; Santarus’ dependence on a number of third parties, such as Schering-Plough, under the OTC license agreement, Otsuka America Pharmaceutical, Inc., under the co-promotion agreement and inVentiv Commercial Services, LLC, under the contract sales agreement; unexpected adverse side effects or inadequate therapeutic efficacy of Santarus’ products or co-promotion products that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and maintaining regulatory approvals for, Santarus’ products; other risks related to Santarus’ co-promotion agreements relating to the Naprelan and Fleet products, including Santarus’ ability to generate adequate revenues to justify its level of promotional effort and expense under the agreements; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations; and other risks detailed in Santarus’ prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are trademarks of Santarus, Inc. Naprelan® is a registered trademark of Elan Corporation, plc. Fleet® is a trademark of C.B. Fleet Company, Incorporated and Phospho-soda® and EZ-Prep™ are trademarks of C.B. Fleet Investment Corporation.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents and short-term investments	$48,613	$75,534
Accounts receivable, net	12,610	7,134
Inventories, net	7,144	6,979
Other current assets	1,948	1,243

Total current assets	70,315	90,890
Long-term restricted cash	1,400	1,700
Property and equipment, net	733	334
Other assets	477	704

Total assets	$72,925	$93,628

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$36,390	$22,534
Allowance for product returns	2,586	1,623
Current portion of deferred revenue	7,722	7,722

Total current liabilities	46,698	31,879
Deferred revenue, less current portion	9,652	15,444
Total stockholders’ equity	16,575	46,305

Total liabilities and stockholders’ equity	$72,925	$93,628

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Product sales, net	$19,527	$12,164	$55,354	$26,632
Contract revenue	6,931	714	10,792	2,143

Total revenues	26,458	12,878	66,146	28,775
Costs and expenses:
Cost of sales	1,782	1,103	5,092	3,455
License fees and royalties	2,734	1,703	7,750	3,728
Research and development	1,725	1,889	4,956	5,987
Selling, general and administrative	27,824	21,278	87,006	66,721

Total costs and expenses	34,065	25,973	104,804	79,891

Loss from operations	(7,607)	(13,095)	(38,658)	(51,116)
Interest and other income, net	705	697	2,384	2,120

Net loss	$(6,902)	$(12,398)	$(36,274)	$(48,996)

Basic and diluted net loss per share	$(0.13)	$(0.26)	$(0.71)	$(1.06)

Weighted average shares outstanding to calculate basic and diluted net loss per share	51,274,685	47,901,115	50,966,842	46,400,607
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